                                                                   Exhibit 23(h)


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Pinnacle Financial Services, Inc., Indiana Federal Corporation, and CB Bancorp, Inc., which is referred to and made a part of this Prospectus and Amendment No. 2 to the Registration Statement (Form S-4 No. 333-19729) of Pinnacle Financial Services, Inc. for the registration of its common stock and to the incorporation by reference of our report dated
May 17, 1996, with respect to the consolidated financial statements of CB Bancorp, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission.




                                                  Crowe, Chizek and Company LLP


South Bend, Indiana
May 19, 1997